Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132363

Prospectus Supplement No. 4 dated January 22, 2010

(to Prospectus dated February 8, 2008)

11,500,000 SHARES

CURRENCYSHARESSM CANADIAN DOLLAR TRUST

This Prospectus Supplement No. 4 amends and supplements our prospectus dated February 8, 2008 (the “Prospectus”). This Prospectus Supplement No. 4 should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 3 dated November 6, 2008 (“Prospectus Supplement No. 3”).

The following text is hereby inserted on page 42 of the Prospectus:

CHANGES IN TRUST’S CERTIFYING ACCOUNTANT

Former independent registered public accounting firm

The Board of Managers of the Sponsor dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm on January 15, 2010.

PwC’s reports on the Trust’s consolidated financial statements as of and for the fiscal years ended October 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended October 31, 2009 and 2008 and through January 15, 2010, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the Trust’s financial statements for such years.

During the fiscal years ended October 31, 2009 and 2008 and through January 15, 2010, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Trust provided PwC with a copy of the above disclosures and requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of PwC’s letter was filed as Exhibit 16.1 to the Trust’s Current Report on Form 8-K filed on January 22, 2010.

New independent registered public accounting firm

The Trust conducted a competitive process to select a firm to serve as the Trust’s independent registered public accounting firm for the fiscal year ending October 31, 2010. As a result of this process and following careful deliberation, on January 15, 2010 the Sponsor’s Board of Managers appointed Ernst & Young LLP (“E&Y”) as the Trust’s independent registered public accounting firm for the fiscal year ending October 31, 2010. The Trust formally engaged E&Y as its independent registered public accounting firm on January 22, 2010.

During the fiscal years ended October 31, 2009 and 2008 and through January 22, 2010, the Trust has not consulted E&Y regarding (1) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Trust’s financial statements, or (2) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with PwC (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

All other portions of the Prospectus, as amended by Prospectus Supplement No. 3, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is January 22, 2010